INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Reports First Quarter 2008 Results

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NEW YORK, May 12, 2008 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced financial results for the quarter ended March 31, 2008.

Net revenues in the first quarter of 2008 totaled $15.0 million, compared to $14.9 million in the same period in 2007. Revenue included approximately $2.4 million from the sale of Chaotic® trading cards, which were rolled out at major retailers across the U.S. and Canada throughout the quarter. The Company’s net loss for the quarter ended March 31, 2008 was $(6.4) million, or $(0.48) per diluted share, as compared to a net loss of $(0.2) million, or $(0.02) per diluted share, for the first quarter of 2007.

The Company’s financial position was negatively affected by conditions in the market for auction rate securities (ARS). During the first three months of 2008, the Company recorded a reduction in the Company’s equity of $9.2 million due to the decline in market value of its portfolio of ARS. At March 31, 2008, the Company continued to hold ARS with a market value of approximately $39.0 million.

“Our first quarter results reflect the continued investment in the development of our new initiatives, including a year-over-year increase of $3.6 million in selling, general & administrative expense and costs associated with our Chaotic trading card game and website subsidiaries, as well as decreased licensing revenues from some of our more established properties,” said Alfred R. Kahn, Chairman and Chief Executive Officer, 4Kids Entertainment. “We believe that the development initiatives undertaken over the last several quarters will be a main growth driver for the next several years.”

“I am pleased to report that since the national retail launch of the Chaotic trading card game in January of 2008, Chaotic has gained substantial traction at over 15,000 stores, including Wal-Mart, Target, Toys “R” Us and Kmart. In addition, the Chaotic trading card game is one of the top two selling trading card games in Canada. Chaotic also continues to expand its popularity online, with more than 15 million cards registered online and over one million unique visitors to the game site, www.chaoticgame.com, to date.”

“We look forward to announcing the new 4Kids TV lineup for the 2008-09 broadcast season. Beginning this fall, we will supply 50 percent of children’s broadcast television programming on Saturday mornings, including a five-hour block on the CW Network and a four-hour block on

Fox. The new CW agreement, which we announced in October 2007, provides us with greater visibility for our hit children’s entertainment programming and a more favorable cost structure than our existing agreement with Fox. We also expect to introduce some exciting, new properties at Licensing Show in New York in June,” Mr. Kahn concluded.

About 4Kids Entertainment

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its wholly owned subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, and operates Web sites to support 4Kids’ owned or represented properties. Through its majority owned trading card company and website company, 4Kids produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in a four-hour “4KidsTV” block which airs on nearly 200 affiliated FOX television stations Saturday mornings. Beginning in September 2008, the Company will also program and sell the national advertising time in the five-hour Saturday morning block on The CW Television Network.

Additional information is available on the www.4kidsentertainment.com corporate web site and at the www.4kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

(Tables follow)

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2008 and DECEMBER 31, 2007

(In thousands of dollars, except share data)

ASSETS:	2008		2007
Current assets:	(Unaudited	)
Cash and cash equivalents	$32,870		$24,872
Investments	25,005		36,106
Total cash, cash equivalents and investments	57,875		60,978

Accounts receivable - net	18,429		21,403
Inventories	250		611
Prepaid income taxes	872		1,159
Prepaid expenses and other current assets	1,871		2,985
Current assets from discontinued operations	823		372
Total current assets	80,120		87,508

Property and equipment - net	4,236		4,255
Long-term investments	18,695		31,806
Accounts receivable - noncurrent, net	319		208
Film and television costs - net	14,276		14,352
Non-current assets from discontinued operations	475		926
Other assets - net (includes related party amounts of $4,914 and $4,265, respectively)	14,210		12,024
Total assets	$132,331		$151,079

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Due to licensors	$5,131		$4,420
Accounts payable and accrued expenses	14,408		14,969
Deferred revenue	2,450		2,984
Total current liabilities	21,989		22,373
Deferred rent	578		618
Total liabilities	22,567		22,991

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	—		—
Common stock, $.01 par value - authorized, 40,000,000 shares; issued, 15,099,812 and 15,099,812 shares; outstanding 13,096,723 and 13,332,207 shares in 2008 and 2007, respectively	151		151
Additional paid-in capital	63,679		63,679
Accumulated other comprehensive loss	(11,745)		(2,562)
Retained earnings	93,924		100,323
	146,009		161,591
Less cost of 2,003,089 and 1,767,605 treasury shares in 2008 and 2007, respectively	36,245		33,503
	109,764		128,088
Total liabilities and stockholders’ equity	$132,331		$151,079

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(In thousands of dollars, except share data)

	Three Months Ended
	March 31,
	2008	2007
Net revenues:
Service revenue	$12,611	$14,931
Product revenue	2,428	—
Total net revenues	15,039	14,931

Costs and expenses:
Selling, general and administrative	12,608	8,963
Production service costs	1,545	1,780
Cost of sales of trading cards	1,016	—
Amortization of television and film costs	1,708	1,687
Amortization of 4Kids TV broadcast fee	5,203	4,419
Total costs and expenses	22,080	16,849

Loss from operations	(7,041)	(1,918)

Interest income	670	1,087

Loss before income taxes	(6,371)	(831)

(Provision for) benefit from income taxes	(28)	677

Loss from unconsolidated operations –
net of a tax benefit	—	(51)

Net loss	$(6,399)	$(205)

Per share amounts:
Basic loss per common share	$(0.48)	$(0.02)

Diluted loss per common share	$(0.48)	$(0.02)

Weighted average common shares
outstanding - basic	13,226,618	13,183,279

Weighted average common shares
outstanding - diluted	13,226,618	13,183,279

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